                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 1)*

                    Under the Securities Exchange Act of 1934

                              Island Pacific, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
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                         (Title of Class of Securities)

                                    464478106
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                                 (CUSIP Number)

                                December 31, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                      [ ] Rule 13d-1(b)

                                                               [X] Rule 13d-1(c)

                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                              Jacob D. Smith, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5174

                                  SCHEDULE 13G

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CUSIP No. 464478106                                                  Page 2 of 6
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      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       The Pinnacle Fund, L.P., a Texas limited partnership 75-2512784
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      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)[ ]

                                                                          (b)[ ]

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      3       SEC USE ONLY

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      4       CITIZENSHIP OR PLACE OF ORGANIZATION

                       Texas
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           NUMBER OF             5      SOLE VOTING POWER
             SHARES
          BENEFICIALLY                        694,000
            OWNED BY             ----------------------------------------------
              EACH               6      SHARED VOTING POWER
           REPORTING
             PERSON                           0
              WITH               -----------------------------------------------
                                 7      SOLE DISPOSITIVE POWER

                                              694,000
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                              0
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      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  694,000
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      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

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      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.5%
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      12      TYPE OF REPORTING PERSON

                  PN
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CUSIP No. 464478106                                                  Page 3 of 6
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Item 1(a)         Name of Issuer:

                  Island Pacific, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  5607 Palmer Way
                  Carlsbad, California 92008

Item 2(a)         Name of Person Filing:

                  The Pinnacle Fund, L.P.

Item 2(b)         Address of Principal Business Office:

                  4965 Preston Park Blvd.
                  Suite 240
                  Plano, Texas 75093

Item 2(c)         Citizenship:

                  Texas

Item 2(d)         Title of Class of Securities:

                  Common Stock, $0.0001 per share

Item 2(e)         CUSIP No:

                  464478106

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CUSIP No. 464478106                                                  Page 4 of 6
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Item 3            Status of Person Filing:

                  (a) [ ] Broker or dealer registered under section 15 of
                          the Act (15 U.S.C. 78o);

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c);

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

                  (d) [ ] Investment company registered under section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e) [ ] An investment adviser in accordance with Section 240.
                          13d-1(b)(1)(ii)(E);

                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)
                          (J).

Item 4            Ownership:

                  (a) This statement is filed on behalf of The Pinnacle Fund, L.P. As of December 31, 2003, The Pinnacle Fund, L.P. was the beneficial owner of 694,000 shares of common stock of Island Pacific, Inc.

                  (b)    Percent of Class: 1.5%.

                  (c)    Number of shares as to which each person has:

                         (i)   sole power to vote or to direct the vote: 694,000

                         (ii)  shared power to vote or to direct the vote: 0

                         (iii) sole power to dispose or to direct the
                               disposition of: 694,000

                         (iv) shared power to dispose or to direct the disposition of: 0

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CUSIP No. 464478106                                                  Page 5 of 6
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Item 5            Ownership of 5% or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 464478106                                                  Page 6 of 6
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2004

                                         THE PINNACLE FUND, L.P.

                                         By: Pinnacle Advisers, L.P., its
                                             general partner

                                         By: /s/ Barry M. Kitt
                                             -----------------------------------
                                             Barry M. Kitt, its general partner